EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Merger Agreement”) is entered into as of the 22nd day of August, 2008 by and between Timberline Resources Corporation, a Delaware corporation (“Surviving Corporation”), and Timberline Resources Corporation, an Idaho corporation (“Merging Corporation”). Surviving Corporation and Merging Corporation are sometimes collectively referred to hereinafter as the “Constituent Corporations.”

RECITALS

WHEREAS, Surviving Corporation is a corporation organized and existing under the laws of Delaware and is a wholly-owned subsidiary of Merging Corporation;

WHEREAS, Merging Corporation is a corporation organized and existing under the laws of Idaho; and

WHEREAS, Surviving Corporation and Merging Corporation and their respective Boards of Directors have determined that, for the purpose of effecting the reincorporation of Merging Corporation in the State of Delaware, it is advisable and in the best interests of the Constituent Corporations and their respective shareholders that Merging Corporation merge with and into Surviving Corporation pursuant to the Idaho Business Corporation Act and the Delaware General Corporation Law upon the terms and conditions set forth herein;

WHEREAS, the respective Boards of Directors of the Constituent Corporations have approved this Merger Agreement and have directed that this Merger Agreement be submitted to a vote of their respective shareholders and executed by the undersigned officers;

NOW THEREFORE, in consideration of the premises, the mutual covenants, herein contained, and other valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree that Merging Corporation shall be merged with and into Surviving Corporation (the “Merger”) pursuant to the terms and conditions herein set forth.

AGREEMENT

1. General.

1.1            The Merger. On the Effective Date (as herein defined) of the Merger, Merging Corporation shall be merged with and into Surviving Corporation and the separate existence of Merging Corporation shall cease and Surviving Corporation shall survive such Merger. The name of Surviving Corporation shall be Timberline Resources Corporation.

1.2            Certificate of Incorporation and Bylaws. The certificate of incorporation of Surviving Corporation as in effect immediately prior to the Effective Date shall be the certificate of incorporation of Surviving Corporation after consummation of the Merger. The Bylaws of Surviving Corporation as in effect immediately prior to the Effective Date shall be the Bylaws of Surviving Corporation after consummation of the Merger.

1.3            Directors and Officers. The directors and officers of Merging Corporation shall, from and after the Effective Date, be the directors and officers of Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified.

1.4            Property and Liabilities of the Constituent Corporations. On the Effective Date, the separate existence of Merging Corporation shall cease and Merging Corporation shall be merged into Surviving Corporation. Surviving Corporation, from and after the Effective Date, shall possess all the rights, privileges, powers and franchises of whatsoever nature and description, of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; all rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, of and debts due to either of the Constituent Corporations on whatever account as well for stock subscriptions as all other things in action or belonging to each of the Constituent Corporations shall be vested in Surviving Corporation; and all property, rights, privileges, powers and franchises, and all other interests shall be thereafter as effectually the property of Surviving Corporation as they were of the several and respective Constituent Corporations and the title to any real estate vested by deed or otherwise in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger. All rights of creditors and all liens upon the property of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations thenceforth shall attach to Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it. Any claim existing or action or proceeding, whether civil, criminal or administrative, pending by or against either Constituent Corporation may be prosecuted to judgment or decree as if the Merger had not taken place, or Surviving Corporation may be substituted in such action or proceeding.

1.5            Further Assurances. Merging Corporation agrees that, at any time, or from time to time, as and when requested by Surviving Corporation, or by its successors and assigns, it will execute and deliver, or cause to be executed and delivered in its name by its last acting officers, or by the corresponding officers of Surviving Corporation, all such conveyances, assignments, transfers, deeds or other instruments, and will take or cause to be taken such further or other action as Surviving Corporation, its successors or assigns may deem necessary or desirable in order to evidence the transfer, vesting or devolution of any property, right, privilege or franchise or to vest or perfect in or confirm to Surviving Corporation, its successors and assigns, title to and possession of all the property, rights, privileges, powers, franchises and interests referred to in this Section 1 herein and otherwise to carry out the intent and purposes hereof.

1.6            Effective Date. The Merger shall become effective on the later of (a) the day on which an executed copy of a Certificate of Ownership and Merger is filed with the Secretary of State of the State of Delaware in the manner required by the Delaware General Corporation Law and (b) the day on which an executed copy of Articles of Merger are filed with the Secretary of State of the State of Idaho in the manner required by the Idaho Business Corporation Act (the “Effective Date”).

2. Conversion of Securities on Merger.

2.1            Effect of Merger on Capital Stock. On the Effective Date, each share of Merging Corporation’s common stock, $0.001 par value per share, issued and outstanding immediately before the Effective Date shall, by virtue of the Merger and without any action by the holder thereof, be converted into and become one (1) validly issued, fully paid and nonassessable share of Surviving Corporation’s common stock, $0.001 par value per share (“Surviving Corporation Stock”). On the Effective Date, each share of Surviving Corporation Stock issued and outstanding immediately before the Effective Date shall, by virtue of the Merger and without any action by the holder thereof, be canceled and returned to the status of authorized but unissued shares, without any consideration being issued or paid therefore.

2.2            Effect of Merger on Options and Warrants. On the Effective Date, Surviving Corporation shall assume the obligations of Merging Corporation under, and continue, the option plans and all other employee benefit plans of Merging Corporation and certain stock option agreements by and between certain employees of Merging Corporation and Merging Corporation. Each option, warrant or other security of Merging Corporation issued and outstanding immediately prior to the Effective Date shall be (a) converted into and shall be an identical security of Surviving Corporation subject to the same agreement and terms as then exist with respect thereto, and (b) otherwise in the case of securities to acquire common stock of Merging Corporation, converted into the identical right to acquire the same number of shares of Surviving Corporation Stock as the number of shares of common stock of Merging Corporation that were acquirable pursuant to such option, warrant or other security. In the case of any option to which Section 421 of the Internal Revenue Code of 1986, as amended (the “Code”) applies by reason of Section 422 of the Code, the option exercise price, the number of shares of Surviving Corporation common stock purchasable pursuant to such option and the terms and conditions of exercise of such option will be determined in order to comply with Section 424(a) of the Code. As of the Effective Date, the number of shares of common stock issuable by Surviving Corporation upon exercise of any such option, warrant or other security shall be deemed reserved by Surviving Corporation solely for purposes of the exercise of options, warrants or other securities.

2.3             Exchange of Certificates. After the Effective Date, each holder of an outstanding certificate representing shares of Merging Corporation common stock may be asked to surrender the same for cancellation to an exchange agent, whose name will be delivered to holders prior to any requested exchange (the “Exchange Agent”), and each such holder shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of Surviving Corporation Stock, into which the surrendered shares were converted as herein provided. Until so surrendered, each outstanding certificate theretofore representing shares of Merging Corporation common stock shall be deemed for all purposes to represent the number of shares of Surviving Corporation Stock into which such shares of Merging Corporation common stock were converted in the Merger.

The registered owner on the books and records of Surviving Corporation or the Exchange Agent of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to Surviving Corporation or the Exchange Agent, have and be entitled to exercise any voting and other rights with respect to and to receive dividends and other distributions upon the shares of Surviving Corporation Stock represented by such outstanding certificate as provided above.

Each certificate representing shares of Surviving Corporation Stock so issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificates of Merging Corporation so converted and given in exchange therefor, unless otherwise determined by the Board of Directors of Surviving Corporation in compliance with applicable laws.

If any certificate for shares of Surviving Corporation Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, that such transfer otherwise be proper and comply with applicable securities laws and that the person requesting such transfer pay to the Exchange Agent any transfer or other taxes payable by reason of issuance of such new certificate in a name other than that of the registered holder of the certificate surrendered or establish to the satisfaction of Surviving Corporation that such tax has been paid or is not payable.

3.            Foreign Qualification. Surviving Corporation covenants and agrees, to the extent required by applicable law, to register or qualify, as applicable, to do business as a foreign corporation in those states in which Merging Corporation is qualified to do business immediately prior to the Effective Date.

4.            Conditions to the Obligations of the Constituent Corporations to Effect the Merger.

4.1             Approval by Shareholders. The shareholders of Merging Corporation shall have approved the Merger and this Merger Agreement in accordance with the laws of the State of Idaho. The sole stockholder of Surviving Corporation shall have approved the Merger and this Merger Agreement in accordance with the laws of the State of Delaware.

4.2             Governmental Approvals; No Restraints. No statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any court or governmental authority of competent jurisdiction that prohibits, restrains, enjoins or restricts the consummation of the Merger.

5.             Amendment. The respective Boards of Directors of the Constituent Corporations may amend this Merger Agreement at any time prior to the Effective Date, provided that an amendment made subsequent to the approval of the Merger by the shareholders of Merging Corporation shall not (a) alter or change the amount or kind of shares, securities, cash, property or rights to be received under this Merger Agreement by the shareholders of Merging Corporation; (b) alter or change any term of the certificate of incorporation of Surviving Corporation; or (c) alter or change any of the terms and conditions of this Merger Agreement if such alteration or change would adversely affect the shareholders of Merging Corporation.

6. Miscellaneous.

6.1            Counterparts. This Merger Agreement may be executed in any number of counterparts and via facsimile or other similar electronic transmission, each of which shall be deemed to be an original, and all of which taken together shall constitute one Merger Agreement.

6.2            Termination. This Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Date, whether before or after shareholder approval of this Merger Agreement, by the consent of the Board of Directors of either of the Constituent Corporations.

6.3            Governing Law. The Merger and this Merger Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

6.4            No Third Party Beneficiaries. This Merger Agreement is for the sole benefit of the parties hereto and is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

6.5            Severability. If any provision of this Merger Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other person or circumstances.

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            IN WITNESS WHEREOF, the Constituent Corporations have executed this Merger Agreement as of the date and year first above written.

MERGING CORPORATION: Timberline Resources Corporation an Idaho corporation 101 East Lakeside Avenue Coeur d’Alene, ID 83814

By: Randal Hardy Its: Chief Executive Officer

SURVIVING CORPORATION: Timberline Resources Corporation a Delaware corporation, 101 East Lakeside Avenue Coeur d’Alene, ID 83814

By: Randal Hardy Its: Chief Executive Officer